CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Sunrise Energy Resources, Inc. Registration Statement on Form SB-2 our report dated March 27, 2006 relating to the financial statements of Sunrise Energy Resources, Inc. as of December 31, 2005 and for the years ended December 31, 2005 and 2004, included in this Registration Statement.

/s/ John A. Braden & Company, P.C.
Certified Public Accountants

Houston, Texas
November 7 , 2006